Exhibit 5.1

August 1, 2002

Trico Marine Services, Inc.
250 North American Court
Houma, Louisiana  70363

Re:	Registration Statement on Form S-4 $250,000,000 aggregate principal amount of 8 7/8% Senior Notes due 2012

Gentlemen:

        We have acted as counsel to Trico Marine Services, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") filed by the Company and the guarantors named therein (the "Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on the date hereof with respect to the Company's offer to exchange (the "Exchange Offer") up to $250 million aggregate principal amount of the Company's registered 8 7/8% Senior Notes due 2012 (the "Exchange Notes") for a like principal amount of the Company's unregistered 8 7/8% Senior Notes due 2012 (the "Outstanding Notes"). The Guarantors will guarantee (the "Guarantees") the Exchange Notes on a senior unsecured basis. The Exchange Notes will be offered under an Indenture dated as of May 31, 2002, among the Company, the Guarantors and JPMorgan Chase Bank, as trustee (the "Indenture").

In so acting, we have examined originals, or photostatic or certified copies, of the Indenture, the form of the Exchange Notes and such records of the Company and Guarantors, certificates of the Company, the Guarantors and of public officials, and such other documents as we have deemed relevant.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

  When (i) the Exchange Notes upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the Exchange Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Outstanding Notes surrendered in exchange therefor, the Exchange Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar law affecting the rights of creditors generally and general principles of equity and will be entitled to the benefits of the Indenture.

  When (i) the Exchange Notes upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the Exchange Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Outstanding Notes surrendered in exchange therefor, the Guarantees of the Exchange Notes issuable by each Guarantor upon consummation of the Exchange Offer will constitute the legal, valid and binding obligation of such Guarantor, enforceable against it in accordance with their terms, subject to any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar law affecting the rights of creditors generally and general principles of equity and will be entitled to the benefits of the Indenture.

The foregoing opinion is limited in all respects to the laws of the State of Louisiana and federal laws.  We are members of the Bar of the State of Louisiana and have neither been admitted to nor purport to be experts on the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters."  In giving this consent, we do  not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones, Walker, Waechter, Poitevent, Carrere &
                                                                             Denegre, L.L.P.
                                                                            JONES, WALKER, WAECHTER,
                                                                                POITEVENT, CARR—RE &
                                                                                        DEN—GRE, L.L.P.